Securities and Exchange Commission
                             Washington, D.C. 20549

                                   FORM 8-K/A
                               Amendment Number 1

                                 Current Report
                       Pursuant To Section 13 or 15(d) Of
                       The Securities Exchange Act of 1934

                         Date of Report:  July 22, 2005

                       RICK'S CABARET INTERNATIONAL, INC.
         (Exact  Name  of  Registrant  As  Specified  in  Its  Charter)

            Texas                       000-26958                76-0037324
(State Or Other Jurisdiction    (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)

                                10959 Cutten Road
                              Houston, Texas 77066
          (Address Of Principal Executive Offices, Including Zip Code)

                                 (281) 397-6730
            (Registrant's  Telephone  Number,  Including  Area  Code)

ITEM  2.03     CREATION  OF  A  DIRECT  FINANCIAL  OBLIGATION


     We issued a new Secured Convertible Debenture (the "Replacement Debenture") to Ralph McElroy ("Holder") which superseded and replaced in its entirety the Secured Convertible Debenture previously issued and as discussed in our Form 8-K filed on August 3, 2005 (the "Original Debenture").

     The Replacement Debenture, which has the same effective date of July 22, 2005, as the Original Debenture, was issued to the Holder, a greater than 10% shareholder of the Company, for the principal sum of $660,000 bearing interest at the rate of 12% per annum, with a maturity date of August 1, 2008. Under the terms of the Replacement Debenture, we are required to make monthly interest payments beginning September 1, 2005. We have the right to redeem the Replacement Debenture in whole or in part at any time during the term of the Replacement Debenture. At the election of the Holder, the Holder has the right to require the Replacement Debenture to be repaid in thirty (30) equal monthly installments commencing February 2006. The Holder has the option to convert all or any portion of the principal amount of the Replacement Debenture into shares of our common stock at a rate of $3.00 per share (the "Conversion Shares"), subject to adjustment under certain conditions. The Replacement Debenture provides, absent shareholder approval, that the number of shares of our common stock that may be issued by us or acquired by the Holder upon conversion of the Replacement Debenture shall not exceed 19.99% of the total number of issued and outstanding shares of our common stock. The Conversion Shares have piggyback registration rights. The Replacement Debenture is secured by certain of our assets. Additionally, as previously disclosed in our Form 8-K filed on August 3, 2005, we issued the Holder a Warrant to purchase 50,000 shares of our common stock at an exercise price of $3.00 per share until July 22, 2008. The terms and conditions of the transaction were the result of arms-length negotiation between the parties.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                       RICK'S CABARET INTERNATIONAL, INC.



                                           By: /s/ Eric Langan
                                           -------------------
Date:  August 9, 2005                      Eric Langan
                                           Chairman, President, Chief Executive
                                           Officer and Acting Chief Accounting
                                           Officer